UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 6, 2008

WORLD AM, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-30639 (Commission File Number)	90-0142757 (I.R.S. Employer Identification No.)

4340 Von Karman Ave., Suite 200 Newport Beach, CA 92660 (Address of principal executive offices) (zip code)

(949) 955-5355 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective on November 6, 2008, the holder of all of our Class B Convertible Preferred Stock, appointed Robert A. Hovee and Malcolm Lennie to the Board of Directors.

Robert A. Hovee, age 66, previously served as our President, Chief Executive Officer, and as a Director from November 7, 2005 through September 5, 2008. Mr. Hovee is a veteran senior executive, private investor and entrepreneur. In 1994, he founded RAH Consulting Group, Inc., a private company focused on new product development, strategic planning, organizational issues, operations and international marketing. Mr. Hovee has been an active private investor, board member and advisor to early-stage technology companies for the past 12 years. Earlier, Mr. Hovee was chairman & CEO of Life Support Products, Inc., a private medical technology venture he led from 1983 to 1993. Currently Mr. Hovee serves on the boards of directors of Select University Technologies, Inc., a licensor of technologies developed by universities (from July 1997), Life Vessel USA, Inc., a research and manufacturing company in alternative medicine (from 2008), and Metagenics, Inc., a nutraceutical research and manufacturing company (from July 1997).

Mr. Hovee received two B.A. degrees in marketing and international business from the University of Washington, and a Masters degree in international management from the Thunderbird Graduate School of International Management, where he was the recipient of the Barton Kyle Yount Scholarship.

Malcolm D. Lennie, age 61, is the Chief Executive Officer, Secretary, and Director of Real Paper Displays, Inc., and has held these positions since July 2006. For 33 years, Mr. Lennie has been a practicing lawyer in Edmonton, Alberta. His areas of practice included small business commercial law, real property, intellectual property law, technology transfer issues, and litigation. From 1990 to the present, Mr. Lennie has been the founder and a partner of Lennie & Company and from 1998 to the present, he has been a land developer in Alberta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2008	World Am, Inc.
a Nevada corporation

	By:	/s/ David Barnes
David Barnes, as attorney-in-
fact for C. Robert Kline